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                                                                    Ex 26(d)(33)

POLICY RIDER WAIVER AGREEMENT
                                                           [MINNESOTA LIFE LOGO]
MINNESOTA LIFE INSURANCE COMPANY, a Securian Financial Group affiliate
400 Robert Street North - St. Paul, Minnesota 55101-2098

GENERAL INFORMATION

This agreement amends the group policy to which it is attached, and is issued in consideration of the required premium. This agreement is subject to every term, condition, exclusion, limitation, and provision of the group policy unless otherwise expressly provided for herein.

WHAT DOES THE WAIVER OF DEDUCTION BENEFIT PROVIDE?

If an insured [employee] becomes totally and permanently disabled, as hereinafter defined, upon receipt of due proof of such disability, the insured [employee's] insurance[, including all applicable riders)] under the group policy will be continued in force, subject to the following provisions and without payment of premiums for such insured [employee], during the uninterrupted continuance of such total and permanent disability. [Applies to active participants only (does not apply to those continuing coverage after eligibility ceases).]

WHAT IS "TOTAL" DISABILITY?

Total disability is a disability which occurs while the insured [employee's] insurance is in force and which results from an accidental injury or a disease that continuously prevents the insured [employee] from engaging in an occupation. The insured [employee] must be under the care of a licensed physician other than the insured [employee]. [During the first 24 months of total disability, "occupation" means the insured employee's regular occupation. After 24 months, it means any occupation for which the insured employee is reasonably fitted by education, training, or experience.

The insured employee's total and irrecoverable loss of the following shall be considered total disability even if the insured employee engages in an occupation:

     (1)  the sight of both eyes; or

     (2)  the use of both hands; or

     (3)  the use of both feet; or

     (4)  the use of one hand and one foot.]

WHAT IS "PERMANENT" DISABILITY?

Total disability will be considered permanent only after it has existed for at least [six] months.

HOW LONG WILL INSURANCE BE CONTINUED WITHOUT PAYMENT OF PREMIUM?

If the insured [employee] becomes totally and permanently disabled, insurance will be continued until the earliest of: [

     (1)  the date the maximum duration has been reached.

          The maximum duration is determined by the insured employee's age on the date his or her disability commenced, according to the following schedule:

AGE AT DISABILITY     MAXIMUM DURATION
-----------------   -------------------
  Less than 60       To age 65, but not
                    less than 60 months
       60                60 months
       61                48 months
       62                42 months
       63                36 months
       64                30 months
       65                24 months
       66                21 months
       67                18 months
       68                15 months
  69 and over            12 months]

     (2) the date the insured [employee] is no longer totally and permanently disabled; or

     (3) the date the insured [employee] terminates or surrender his or her insurance;[

     (4)  the date the insured employee retires, including early retirement.]

However, the termination of the group policy shall have no effect on the claim of any insured who is disabled, as set forth in this agreement, at the time the group policy terminates.

WHAT WILL BE CONSIDERED DUE PROOF OF DISABILITY?

The insured [employee] must furnish evidence satisfactory to us that his or her total disability:

     (1) commenced while his or her insurance under the group policy was in force; and

     (2)  was continuous for [six] months or more.[_]

We will, from time to time, also require additional proof satisfactory to us that the insured [employee] continues to be totally and permanently disabled. We may also require the insured [employee] to submit to one or more medical examinations at our expense. However, we will not require a medical examination of the insured [employee] more frequently than once a year if the total disability has continued for two years.

[ARE THERE ANY LIMITATIONS?

This benefit will not be effective if the insured employee's total disability results directly from intentionally self-inflicted injuries or from an act of war while the insured employee is serving in the military, naval or air forces of any country at war, declared or undeclared.]

WHEN MUST WE BE NOTIFIED?

We must receive written notice of the insured [employee's] total disability at our home office:

     (1)  while the insured [employee] is living and totally disabled; and


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     (2)  not later than one year after the termination of the insured
          [employee's] insurance under the group policy; and

     (3) within one year of the date the insured [employee] requests as the date for the commencement of this benefit.

However, the failure to give this notice within the time provided will not invalidate the claim if it is shown that notice was given as soon as reasonably possible.

WHAT IS THE INSURED [EMPLOYEE'S] COST FOR THIS BENEFIT?

There is no extra charge for this benefit; the cost is built into the cost of the insured [employee's] insurance.

WHAT IF THE INSURED [EMPLOYEE'S] INSURANCE UNDER THE GROUP POLICY LAPSES?

If the insured [employee's] insurance lapses before notice of the insured [employee's] total and permanent disability is received at our home office, the insured [employee's] insurance will be continued only if the notice is received within one year after his or her insurance lapses. Also, the total disability must have commenced prior to the date the net cash value became zero or during the grace period allowed.

WHEN IS THE BENEFIT UNDER THIS AGREEMENT INCONTESTABLE?

This agreement is subject to the incontestability provision of the group policy for each insured [employee].

CAN INSURANCE THAT WAS CONTINUED UNDER THIS AGREEMENT BE CONVERTED?

Yes. Insurance under the group policy may be converted as set forth in the group policy during the insured's lifetime and within 31 days after the insured ceases to be totally and permanently disabled.

[IS THIS BENEFIT RETROACTIVE?

Yes. The cost of insurance, cost of riders, and administration fees falling due before we approve the insured employee's total disability claim will be deducted from his or her account value. If the claim is approved, those charges which were deducted after the insured employee became totally and permanently disabled will be credited to the insured employee's account value.]

WILL THE INSURED [EMPLOYEE'S] ACCOUNT BE CREDITED WITH PREMIUM CONTRIBUTIONS AS A RESULT OF THIS BENEFIT?

No. Except for interest which accrues on the account value, the account value will not increase while insurance is being continued under this agreement. Nothing contained herein will prohibit an insured [employee] from making premium contributions.


/s/ Dennis E. Prohofsky                                    /s/ Robert L. Senkler
-----------------------                                    ---------------------
Secretary                                                              President


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